Exhibit 10.1
EXECUTION VERSION
Published Deal CUSIP Number:
Published Revolving Commitment CUSIP Number:
CREDIT AGREEMENT
Dated as of June 9, 2009
Among
IVZ, INC.
as Borrower
INVESCO LTD.
as Parent
and
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
and
BANK OF AMERICA, N.A.,
as Administrative Agent
BANC OF AMERICA SECURITIES LLC

and

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Book Managers
CITIBANK N.A.,
as Syndication Agent
THE BANK OF NEW YORK MELLON,
SUNTRUST BANK,
THE TORONTO-DOMINION BANK,
HSBC BANK USA, NATIONAL ASSOCIATION

and

MORGAN STANLEY BANK, N.A.,
as Co-Documentation Agents

-i-

Table of Contents
(continued)

-ii-

Table of Contents
(continued)

-iii-

SCHEDULES

Schedule I	List of Applicable Lending Offices
Schedule 1.01	Commitments
Schedule 1.02	Mandatory Costs
Schedule 4.01(b)	Subsidiaries
Schedule 4.01(d)	Required Authorizations
Schedule 4.01(i)	Disclosed Litigation
Schedule 4.01(u)	Existing Debt
Schedule 5.02(a)	Existing Liens
Schedule 8.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

Exhibit A	Note
Exhibit B-1	Notice of Borrowing
Exhibit B-2	Swing Line Loan Notice
Exhibit C	Assignment and Assumption
Exhibit D	Assumption Agreement
Exhibit E-1	Subsidiary Guaranty
Exhibit E-2	Parent Guaranty
Exhibit F	Opinion of U.S. Counsel for the Borrower and certain other Loan Parties
Exhibit G	Opinion of U.K. Counsel for IHCL
Exhibit H	Opinion of Bermuda Counsel for the Parent
Exhibit I	Compliance Certificate

iv

CREDIT AGREEMENT
     This Credit Agreement (the “Agreement”) is entered into as of June 9, 2009 among IVZ, Inc., a Delaware corporation (the “Borrower”), Invesco Ltd., a company organized under the laws of Bermuda (the “Parent”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and Bank of America, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent” or “Agent”) for the Lenders (as hereinafter defined) and as Swing Line Lender (as hereinafter defined), hereby agree as follows:
PRELIMINARY STATEMENT
     The Borrower has requested that the Lenders provide a revolving credit facility in an initial principal amount of up to $500,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Adjusted Debt” outstanding on any date means the sum, without duplication, of (a) the aggregate principal amount of all Debt of the Parent and its Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clauses (a), (c), (d), (e), (f) and (h) (exclusive in clause (h) of the Debt of the kind referred to in clauses (b) and (g)) of the definition of “Debt” and (b) the aggregate principal amount of all Debt of the Parent and its Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clause (i) of the definition of Debt that relates to Debt of other Persons of the kinds referred to in clauses (a), (c), (d), (e), (f) and (h) (exclusive in clause (h) of the Debt of the kind referred to in clauses (b) and (g)), of the definition of “Debt”.
     “Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at Bank of America with its office at Charlotte, North Carolina, ABA No. 026009593, Account No. 1366212250600 Bank of America N.A. New York, NY Account Name: Corporate Credit Support Re: Invesco.
     “Advance” means an advance by a Lender to the Borrower as part of a Borrowing and, unless such Borrowing is a Swing Line Loan, refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Advance), and, as the context may require, includes an advance of a Swing Line Loan by the Swing Line Lender to the Borrower.

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
     “Applicable All In Drawn LIBOR Spread” means, from time to time, the percentages per annum based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating	All In Drawn LIBOR Spread
1	≥ A1/A+	(i) 75% of CDX Index rate or
(ii) 1.500%, whichever is greater

2	A2/A	(i) 85% of CDX Index rate or
(ii) 1.700%, whichever is greater

3	A3/A-	(i) 100% of CDX Index rate or
(ii) 2.000%, whichever is greater

4	Baa1/BBB+	(i) 125% of CDX Index rate or
(ii) 2.500%, whichever is greater

5	≤ Baa2/BBB	(i) 150% of CDX Index rate or
(ii) 3.000%, whichever is greater
     Where,
     “CDX Index” means, as of any date of determination, the Markit CDX.NA.IG Series 12 or any successor series (5 Year Period), as available on such date to the applicable office of the Administrative Agent. The CDX Index will be determined (a) in the case of Eurocurrency Rate Advances, on the Business Day on which the Eurocurrency Rate for the initial and any subsequent Interest Period applicable thereto is set and, for such Eurocurrency Rate Advances with an Interest Period longer than three months, at the end of each successive three-month period after the first day of such Interest Period and (b) in the case of Base Rate Advances, on the Effective Date and on the first Business Day of each calendar quarter thereafter.
     “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of (i) the Borrower’s non-credit-enhanced, senior unsecured long-term debt, or (ii) if the Borrower does not have any such rated debt, IHCL’s non-credit-enhanced (except as guaranteed by the Borrower and the other Guarantors), senior unsecured long- term debt, or (iii) if neither the Borrower nor IHCL has such rated debt, respectively, the senior credit facility provided to Borrower by this Agreement and the other Loan Documents; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if only one Debt Rating is provided, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if no Debt Ratings exist, Pricing Level 5 shall apply.
     “Markit” means Markit Group, Ltd.
Initially, the Applicable All In Drawn LIBOR Spread shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 3.01(c)(ix). Thereafter, each change in the Applicable All In Drawn LIBOR Spread resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.
     “Applicable Margin for Base Rate Advances” means, as of any date, the Applicable Margin for Eurocurrency Rate Advances less 1.00%.
     “Applicable Margin for Eurocurrency Rate Advances” means, as of any date, the Applicable All in Drawn LIBOR Spread less the Applicable Percentage. If the CDX Index is unavailable on the date of determination, the Applicable All In Drawn LIBOR Spread will be calculated using the CDX Index in effect on the day immediately prior to the unavailability of the CDX Index unless and until the Borrower and the Required Lenders agree on an alternative method of calculating the Applicable Margin for Eurocurrency Rate Advances.
     “Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Debt Rating applicable on such date as set forth below:

Debt Rating	Applicable Percentage
≥ A1/A+	0.300%
A2/A	0.400%
A3/A-	0.500%
Baa1/BBB+	0.625%
≤ Baa2/BBB	0.750%

Initially, the Applicable Percentage shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 3.01(c)(ix). Thereafter, each change in the Applicable Percentage resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means the entities listed as Joint Lead Arrangers on the cover page hereto.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C attached hereto.
     “Assuming Lender” means an Eligible Assignee not previously a Lender that becomes a Lender hereunder pursuant to Section 2.05(b).
     “Assumption Agreement” means an agreement in substantially the form of Exhibit D attached hereto by which an Eligible Assignee agrees to become a Lender hereunder pursuant to Section 2.05(b), in each case agreeing to be bound by all obligations of a Lender hereunder.
     “Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2008 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.
     “Bank of America” has the meaning specified in the recital of parties to this Agreement.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurocurrency Rate for an Interest Period of one month plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change (i) in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change, and (ii) in the Eurocurrency Rate described in clause (c) above shall take effect on the date of such change.
     “Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type, and in the case of Eurocurrency Rate Advances, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01 or a Swing Line Borrowing, or both, as the context may require.
     “Business Day” means a day of the year other than a day on which banks are required or authorized by law to close in New York City and Charlotte, North Carolina and, if the applicable Business Day relates to any Eurocurrency Rate Advances, a day on which dealings are carried on in the London interbank market and banks are open for business in London.
     “Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capital leases.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Swing Line Lender, as collateral for obligations of Defaulting Lenders to fund participations in respect of Swing Line Loans, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing.
     “Commitment” means, as to any Lender, the Dollar amount set forth opposite its name on Schedule 1.01 or, if such Lender has entered into any Assumption Agreement or Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.06(c), in each case as such amount may be reduced pursuant to Section 2.05(a) or increased pursuant to Section 2.05(b).
     “Compliance Certificate” means a compliance certificate in the form of Exhibit I attached hereto.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Consolidated Long Term Assets Under Management” means, as of any date of determination, for the Parent and its Subsidiaries on a Consolidated basis, the total assets under management excluding money market assets under management as calculated in a manner consistent with the calculation thereof as set forth in the Parent’s press release on assets under management dated May 8, 2009.

     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables and other current accruals incurred in the ordinary course of such Person’s business and payable on customary terms and (ii) earn-out obligations), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than trade payables incurred in the ordinary course of such Person’s business and payable on customary terms), (e) all obligations of such Person as lessee under Capital Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net payment obligations of such Person in respect of Hedge Agreements on the date of determination, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through a written agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, but with respect to such Debt that is non-recourse, only to the extent of the lesser of the amount of such Debt or the fair market value of the property at the time of determination that is encumbered by such Lien, provided that, in no event shall “Debt” include any obligations of the Parent or any of its Subsidiaries incurred in connection with any securitization program described in Section 5.02(d)(ii).
     “Debt/EBITDA Ratio” means, as of any date of determination, the ratio of (a) Adjusted Debt (excluding (i) Subsidiary Non-Recourse Debt , (ii) so long as the Parent and its Subsidiaries own 100% of the Office Equipment Sale and Leaseback Bonds, liabilities with respect to the Office Equipment Sale and Leaseback Lease, (iii) the Qualified Equity Portion of Qualified Securities to the extent such amount is otherwise included in Adjusted Debt, and (iv) in the event that the Borrower or any Guarantor has issued the New Notes in connection with a refinancing of the 2012 Notes and an extension of the Maturity Date (as provided in the definition of such term), for purposes of calculating the Debt/EBITDA Ratio for the period of four consecutive fiscal quarters of the Parent ending March 31, 2012, the lesser of the aggregate outstanding principal amount of (x) the 2012 Notes and (y) the New Notes, in each case to the extent otherwise included in Adjusted Debt) to (b) EBITDA (excluding for purpose of this calculation of EBITDA only that portion of EBITDA attributable to the net income, expenses, losses, charges and gains of each Special Purpose Subsidiary) for each period of four consecutive fiscal quarters of the Parent ended on or immediately prior to such time.
     “Debt Rating” has the meaning specified in the definition of Applicable All In Drawn LIBOR Spread.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Default Excess” has the meaning specified in Section 8.16.
     “Defaulted Advance” has the meaning specified in Section 8.16.
     “Defaulted Payment” has the meaning specified in Section 8.16.
     “Defaulting Lender” has the meaning specified in Section 8.16.
     “Disclosed Litigation” has the meaning specified in Section 4.01(i).
     “Distress Event” has the meaning specified in Section 8.16.
     “Distressed Person” has the meaning specified in Section 8.16.
     “Dollars” and the “$” sign each means lawful money of the United States of America.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “EBITDA” means, for any period, net income (or net loss) of the Parent and its Subsidiaries, on a Consolidated basis plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) extraordinary losses, (f) exceptional losses, and (g) all non-cash charges exclusive of any non-cash charge to the extent it represents a reserve for cash expenditures in any future period, minus (x) extraordinary gains and (y) exceptional gains, in each case determined in accordance with GAAP for such period, and (z) all non-cash gains exclusive of gains for which the Parent expects cash proceeds in a future period; provided, that, for purposes of calculating EBITDA for the Parent and its Subsidiaries for any period, the EBITDA of any Person (or assets or division of such Person) acquired by the Parent or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).

     “Effective Date” has the meaning specified in Section 3.01.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent, the Borrower or any of the Parent’s Affiliates or Subsidiaries; and provided further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its lending offices, is capable of lending Sterling to the Borrower without the imposition of any additional Indemnifiable Taxes.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Equivalent” in Dollars of Sterling on any date means the equivalent in Dollars of Sterling determined by using the quoted spot rate at which Bank of America’s principal office in London offers to exchange Dollars for Sterling in London at 11:00 A.M. (London time) two Business Days prior to such date, and the “Equivalent” in Sterling of Dollars means the equivalent in Sterling of Dollars determined by using the quoted spot rate at which Bank of America’s principal office in London offers to exchange Sterling for Dollars in London at 11:00 A.M. (London time) two Business Days prior to such date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Loan Party’s controlled group, or under common control with any Loan Party, within the meaning of Section 414 (b) or (c) of the Internal Revenue Code or, for purposes of Section 412 of the Internal Revenue Code, under Section 414(m) or (o) of the Internal Revenue Code.

     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) at the time when the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are applicable to any Loan Party or any ERISA Affiliate an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to a Plan within the following 30 days; (b) the filing by any Loan Party or any ERISA Affiliate of an application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA on the assets of any Loan Party or any ERISA Affiliate shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring any Loan Party or any ERISA Affiliate to provide security to such Plan pursuant to Section 436(f) of the Internal Revenue Code; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, provided, however, that the event or condition set forth in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified any Loan Party or any ERISA Affiliate that it has made a determination under such section or that it is considering termination of a Plan on such grounds.
     “Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate.
     “Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Advance, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate	=	Eurocurrency Base Rate

1.00 – Eurocurrency Reserve Percentage

     Where,
     “Eurocurrency Base Rate” means, for such Interest Period:
     (a) with respect to each Eurodollar Rate Advance, the rate per annum equal to (i) the British Banker’s Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) as approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate referenced in the preceding clause (i) is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Advance being made, continued or Converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.
     (b) for any interest calculation with respect to a Base Rate Advance, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. (London time) two Business Days prior to the date of determination, determined daily on each Business Day for deposits in the relevant currency being delivered in the London interbank market for a term of one month commencing that day or (ii) if such rate referenced in the preceding clause (i) is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Advance being made or maintained by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at the date and time of determination.
     “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

     “Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
     “Events of Default” has the meaning specified in Section 6.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Credit Agreement” means that certain Amended and Restated Five Year Credit Agreement dated as of December 3, 2007 among the Parent, IHCL, the lenders party thereto and Bank of America as administrative agent and swingline lender thereunder.
     “Existing Debt” means the Debt of the Parent and its Subsidiaries, on a Consolidated basis outstanding as of the Effective Date, as listed on Schedule 4.01(u).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated April 27, 2009, among the Borrower, the Administrative Agent and Banc of America Securities LLC (“BAS”).
     “Fronting Exposure” means with respect to the Swing Line Lender, the Pro Rata Share (determined without giving effect to the last sentence of the definition of Pro Rata Share Percentage) of Swing Line Loans of the applicable Defaulting Lender(s) other than such of those Swing Line Loans as to which Cash Collateral or other credit support acceptable to the Swing Line Lender shall have been provided in accordance with Sections 2.03 and 2.17.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

     “Guarantors” means Parent, IHCL, Invesco Institutional (N.A.), Inc., a Delaware corporation, Invesco North American Holdings, Inc., a Delaware corporation, Invesco Aim Management Group Inc., a Delaware corporation, Invesco Aim Advisors, Inc., a Delaware corporation and upon the execution and delivery of an Assumption of Guaranty (as defined in the Subsidiary Guaranty) pursuant to Section 5.01(h) or otherwise by any other Subsidiary of the Parent, such other Subsidiary.
     “Guaranty” means each of the Parent Guaranty and the Subsidiary Guaranty.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
     “IHCL” means Invesco Holding Company Limited, a corporation organized under the laws of England and Wales.
     “Impact Period” has the meaning specified in Section 8.16.
     “Impacted Lender” has the meaning specified in Section 8.16.
     “Initial Lenders” has the meaning specified in the recital of parties to this Agreement.
     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
     “Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period for each Eurocurrency Rate Advance shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (i) the Borrower may not select any Interest Period that ends after the Termination Date;
     (ii) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Investment” in any Person means any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities or all or substantially all of the assets of such Person, any capital contribution to such Person or any other investment in such Person (other than a loan or advance), including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (h) and (i) of the definition of “Debt” in respect of such Person.
     “Lenders” means the Initial Lenders, each Assuming Lender and each Person that shall become a party hereto pursuant to Section 8.06.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan Documents” means this Agreement, the Notes and each Guaranty.
     “Loan Parties” means the Borrower and each Guarantor (each a “Loan Party”).
     “Mandatory Costs” means with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.02.
     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Parent and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Parent and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.
     “Material Subsidiary” means each Subsidiary of the Parent to which as of the end of any fiscal year of the Parent is attributed twenty percent or more of the Consolidated operating income of the Parent and its Subsidiaries taken as a whole, determined by reference to the most recent annual audited financial statements delivered by the Parent to the Lenders pursuant to Section 5.01(j) or, in the case of any Subsidiary of the Parent that is acquired or is merged with or into any other Subsidiary of the Parent, determined by reference to the pro forma financial statements of the Parent and its Subsidiaries prepared in accordance with GAAP as of the most recent fiscal year end of the Parent, giving effect to such acquisition or merger as if such transaction had been consummated as of the last day of such fiscal year.
     “Maturity Date” means the date that is three (3) years after the Effective Date, provided that the Maturity Date shall be automatically accelerated to March 16, 2012 if all of the following conditions are not met (notwithstanding that the time for compliance set forth in the condition contained in clause (c) below extends beyond such date):
     (a) prior to March 16, 2012, at least 90% of the initial face amount of the 2012 Notes (i) have been repaid or repurchased, (ii) have been defeased on customary terms reasonably acceptable to the Administrative Agent, and/or (iii) will be repaid with all or a portion of the proceeds of New Notes which have been issued by such date, solely or among other purposes, to refinance 2012 Notes, in any case, in one or more transactions involving any combination of the foregoing actions;
     (b) no less than ten (10) Business Days prior to March 16, 2012, the Borrower shall deliver to the Administrative Agent a certificate of a responsible officer with respect to items (a)(i) through (a)(iii) of this definition certifying as to such information as the Administrative Agent shall reasonably request to evidence that such action or actions have been or will be taken, including, without limitation, with respect to item (a)(iii) of this definition (as applicable), certifying that (1) the proceeds of the New Notes, in whole or in part, shall be used to repay the 2012 Notes on or prior to April 17, 2012, (2) the New Notes when issued will rank in priority of repayment no higher than pari passu with, and shall not be structurally superior to, the Obligations, and (3) attached to the certificate is a true and complete copy of the offering memorandum for the New Notes which shall not contain any terms or conditions that would, or the performance of which would, result in an Event of Default; and
     (c) with respect to item (a)(iii) above (as applicable), on or before April 17, 2012, the Borrower or the applicable Guarantor shall have used all or a portion of the proceeds of the New Notes to repay a corresponding amount of the 2012 Notes.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is maintained for current or former employees of any Loan Party or any ERISA Affiliate and at least one Person other than such Loan Party and the ERISA Affiliates.
     “New Notes” means unsecured notes issued by the Borrower or any Guarantor for the express purpose, solely or with other purposes, of refinancing the 2012 Notes, which unsecured notes shall (i) rank in priority of repayment no higher than pari passu with, and shall not be structurally superior to, the Obligations and (ii) shall mature after the Maturity Date.
     “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender, as it may be amended, restated or modified from time to time, or any substitute therefor or replacement thereof.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Obligations” has the meaning specified in Section 6.02.
     “Office Equipment Sale and Leaseback” means the sale and leaseback transaction pursuant to which Invesco Group Services, Inc. sold office equipment for its Atlanta, Georgia headquarters facility to the Development Authority of Fulton County for an aggregate price not in excess of $20,000,000 and then leased back such office equipment from the Development Authority of Fulton County.
     “Office Equipment Sale and Leaseback Bonds” means those certain industrial revenue bonds issued by the Development Authority of Fulton County for the purpose of financing the purchase by the Development Authority of Fulton County of that certain office equipment the subject matter of the Office Equipment Sale and Leaseback.
     “Office Equipment Sale and Leaseback Lease” the lease by Invesco Group Services, Inc. of that certain office equipment subject to the Office Equipment Sale and Leaseback from the Development Authority of Fulton County.
     “Outstanding Amount” means with respect to Advances and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Advances and Swing Line Loans, as the case may be, occurring on such date.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Sterling, the rate of interest per annum at which overnight deposits in Sterling, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or

Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Parent” has the meaning specified in the recital of parties to this Agreement.
     “Parent Guaranty” means that certain Guaranty dated as of the date hereof executed and delivered by the Parent and IHCL in favor of the Administrative Agent and the Lenders in substantially the form of Exhibit E-2, as amended, supplemented or otherwise modified from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced except as otherwise provided: (a) Liens for taxes, assessments or other governmental charges being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made and maintained in accordance with GAAP and past practices of the Parent and its Subsidiaries therefor and as to which any enforcement, collection, execution, levy or foreclosure proceeding which shall commence or have commenced could not reasonably be expected to result in a Material Adverse Effect; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as to which any enforcement, collection, execution, levy or foreclosure proceeding which shall commence or have commenced could not reasonably be expected to result in a Material Adverse Effect; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; (d) any Liens securing attachments or judgments unless the judgment it secures results or has resulted in an Event of Default under Section 6.01(f); and (e) leases or subleases granted to others, easements, rights of way and other encumbrances on title to real property that, in the case of any property material to the operation of the business of the Parent and its Subsidiaries taken as a whole, do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Platform” has the meaning specified in Section 5.01.
     “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times such Lender’s Pro Rata Share Percentage at such time.
     “Pro Rata Share Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) obtained by dividing such Lender’s Commitment at such time by the Total Commitments at such time. If the Commitment of each Lender has been terminated pursuant to Section 6.02 or if the Total Commitments have expired, then the Pro Rata Share Percentage of each Lender shall be determined based on the Pro Rata Share Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Pro Rata Share Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01 or in the Assumption Agreement or Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. Notwithstanding the foregoing, during any Impact Period applicable to any Defaulting Lender, for purposes of computing the Pro Rata Share of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans pursuant to Section 2.03, the Pro Rata Share Percentage of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender in determining the Total Commitments; provided, however, such amount shall in no event for each non-Defaulting Lender exceed an amount equal to the positive difference between (1) the Commitment of such non-Defaulting Lender and (2) the Outstanding Amount of the Advances of such Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans.
     “Qualified Equity Portion of Qualified Securities” means at any time, the sum of the amounts obtained by multiplying (x) the amount of each Qualified Security by (y) the Qualified Equity Percentage at such time of such Qualified Security.
     “Qualified Equity Percentage” means, with respect to a Qualified Security, the lowest percentage (whether specifically stated or implied through calculation) accorded equity treatment for such Qualified Security by either S&P or Moody’s, as determined by such rating agencies from time to time.
     “Qualified Security” means any security issued by the Parent, the Borrower or any Guarantor that (i) has attributes of both debt and equity, (ii) is rated by both S&P and Moody’s, (iii) the proceeds of which are accorded a percentage of equity treatment by both S&P and Moody’s, (iv) matures after the Maturity Date, and (v) ranks in priority of repayment no higher than pari passu with, and is not structurally superior to, the senior credit facility provided to Borrower under this Agreement and the other Loan Documents (including, without limitation, all of the Obligations).

     “Register” has the meaning specified in Section 8.06(c).
     “Related Parties” means with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Required Lenders” means at any time Lenders owed greater than 50% of the then aggregate unpaid principal amount of the Advances owing to Lenders, including participations in all Swing Line Loans then outstanding, or, if no such principal amount is then outstanding, Lenders holding greater than 50% of the Commitments provided that the portion of the aggregate unpaid principal amount of the Advances owing to or deemed held by, and the Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest, or on account of any return of capital to the Parent’s stockholders, partners or members (or the equivalent Person thereof) and (ii) any voluntary repurchases, prepayments or defeasance of any Debt prior to the scheduled payments of principal thereof in effect on the Effective Date.
     “Restricted Subsidiary” means the Borrower and each other Subsidiary of the Parent that (a) is a Guarantor or a Subsidiary of a Subsidiary Guarantor or (b) is subject to any agreement described in Section 5.02(i)(i), (ii) or (iii), provided that such Subsidiary shall be a Restricted Subsidiary under this clause (b) only so long as such agreement is in effect.
     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Sterling, same day or other funds as may be determined by the Administrative Agent, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Sterling.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Significant Subsidiary” means each Subsidiary of the Parent, including the Borrower, that (a) is organized under the laws of the United States or any political subdivision thereof or (b) is an operating Subsidiary of the Parent or a Subsidiary of the Parent that directly or indirectly owns an operating Subsidiary of the Parent.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than any Loan Party and the ERISA Affiliates.
     “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Special Purpose Subsidiary” means a Subsidiary created or acquired, and wholly owned, directly or indirectly, by the Parent whose primary business is investing in real estate properties or other investment assets, the acquisition of which properties or assets are financed in whole, or in part, with Subsidiary Non-Recourse Debt, and whose primary assets consist of such real estate properties and other investment assets.
     “Sterling” means lawful money of the United Kingdom of Great Britain and Northern Ireland.
     “Subsidiary” of any Person means any corporation, limited liability company, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) in the case of a corporation, the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) in the case of a trust or estate, the beneficial interest in such trust or estate, in each instance above is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Subsidiary Guarantor” means each Guarantor other than the Parent and IHCL.
     “Subsidiary Guaranty” means that certain Guaranty dated as of the date hereof executed and delivered by each Subsidiary Guarantor in favor of the Administrative

Agent and the Lenders in substantially the form of Exhibit E-1, as amended, supplemented or otherwise modified from time to time.
     “Subsidiary Non-Recourse Debt” means with respect to all Special Purpose Subsidiaries of the Parent, Debt incurred by such Special Purpose Subsidiaries up to an aggregate principal amount for all such Special Purpose Subsidiaries at any time outstanding not to exceed $500,000,000, (i) the proceeds of which are used to finance the acquisition of real estate properties and other investment assets by such Special Purpose Subsidiary, (ii) that is not guaranteed by either the Borrower or any Guarantor, and (iii) where recourse for repayment of such Debt is contractually limited to such Special Purpose Subsidiary and the specific real estate properties or other investment assets of such Special Purpose Subsidiary financed with the proceeds thereof.
     “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.03.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.03(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit B-2.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Total Commitments. The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.
     “Termination Date” means the earlier of (i) the Maturity Date and (ii) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.
     “Total Commitment” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.
     “Type” has the meaning therefor in the definition of Advance.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

     “2012 Notes” means IHCL’s 5.625% Unsecured Senior Notes due April 17, 2012.
     Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
     Section 1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower and the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) (“FIN 46(R)”) as if such variable interest entity were a Subsidiary as defined herein, provided that for purposes of determining compliance with the financial covenants set forth in Section 5.03, the application of FIN 46(R) shall be disregarded with respect to the consolidation of any Person that is not a Subsidiary of the Parent required thereby.
     (d) Effect of Section 5.02(c)(ii) or (iii) Merger. Upon the event of a merger of the Parent into the Borrower permitted by Section 5.02(c)(ii) or into IHCL permitted by Section 5.02(c)(iii), all references to the Parent in this Agreement shall be deemed references to IHCL, unless IHCL has been merged into the Borrower as permitted by Section 5.02(c)(ii), in which case all references to the Parent shall be deemed references to the Borrower except (i) where such prior reference to the Parent would be a duplicative reference to IHCL or the Borrower, as applicable, in which case the reference to the Parent shall be disregarded, (ii) where such prior reference to the Parent specifically relates to (A) a prior executed agreement to which the Parent was in fact a party, (B) financial statements dated prior to such merger, (C) such reference is a reference to the Parent as a Guarantor, or (D) such reference is contained in the conditions precedent in Section 3.01, (iii) such change would result in a prior occurring Event of Default no longer being deemed an Event of Default (unless such prior occurring Event of Default has been cured), (iv) with respect to the reference to “Each Subsidiary of the Parent” in Section 4.01(q), which shall be deemed to be a reference to “IHCL, the Borrower or any Subsidiary of IHCL”, unless IHCL has been merged into the Borrower, in which case such reference shall be a reference to “the Borrower or any Subsidiary of the Borrower”, and (v) with respect to the reference to the Parent in Section 4.01(r), which shall continue to be a reference to the Parent as if such merger had not occurred, and (vii) in the event such change in reference is to IHCL, the Borrower shall deliver an updated Schedule 8.02 that sets forth the information required by Section 8.02(a)(i) with respect to IHCL.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
     Section 2.01 The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate principal amount (based in respect of any Advance denominated in Sterling on the Equivalent in Dollars), not to exceed at any time outstanding the amount of such Lender’s Commitment less such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans. Each Borrowing shall be in an aggregate amount of $5,000,000 (or the Equivalent thereof in Sterling) or an integral multiple of $1,000,000 (or the Equivalent thereof in Sterling) in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.
     Section 2.02 Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Sterling, or (z) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, and signed by a duly authorized officer of the Borrower in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, the initial Interest Period and whether such Advance shall be in Dollars or in Sterling. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in Same Day Funds, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in

Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 8.02.
     (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 (or the Equivalent thereof in Sterling) or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Borrowings.
     (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, but shall have no obligation to, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate. If such Lender shall repay to the Administrative Agent such corresponding amount such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement, and thereafter, the Borrower’s obligation to repay such amount to the Administrative Agent in accordance with this subsection (d) shall no longer be required; provided that the Borrower shall not be relieved of its obligation to pay the interest on such amount referred to herein unless and only to the extent that such Lender has paid the interest on such amount referred to herein.
     (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

     Section 2.03 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, to make Advances (each such Advance, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the period from the Effective Date to the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Advances of the Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Outstanding Amount of all Advances and all Swing Line Loans shall not exceed the Total Commitment, and (ii) the Outstanding Amount of the Advances of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.10, and reborrow under this Section 2.03. Each Swing Line Loan shall be in Dollars. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 P.M. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a duly authorized officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 4:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 P.M. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower in Same Day Funds.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the unutilized portion of the Total Commitments and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s office not later than 1:00 P.M. (New York City time) on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such an Advance in accordance with Section 2.03(c)(i), the request for Base Rate Advances submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Advances or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) in the case of each Lender’s obligation to purchase and fund risk participations only, the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Advances (but not to fund risk participations in Swing Line Loans)

pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 3.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share (determined at the time of such purchase and funding) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the all amounts owing hereunder and under any Loan Document and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until a Lender funds its Base Rate Advance or risk participation pursuant to this Section 2.03 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender, and after such Lender funds its Base Rate Advance or risk participation pursuant to this Section 2.03 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, such interest shall be for the account of such Lender.
     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     (g) Cash Collateral. If at any time (i) a Defaulting Lender exists, (ii)(A) the Borrower requests a Swing Line Loan or (B) a Swing Line Loan is outstanding, and (iii) the Pro Rata Share Percentages of each non-Defaulting Lender can not fully be adjusted as in the last sentence of the definition thereof as a result of the proviso thereof, then the Swing Line Lender may, in its sole discretion, require that the Borrower or such Defaulting Lender enter into arrangements satisfactory to the Swing Line Lender for the provision of sufficient Cash Collateral or other credit support acceptable to the Swing Line Lender, to eliminate the Swing Line Lender’s actual or potential Fronting Exposure with respect to such Defaulting Lender, in which case, the provisions of Section 2.17 shall apply. The Swing Line Lender will promptly notify the Borrower at the time the Swing Line Lender determines or is otherwise informed of the existence of a Defaulting Lender. With respect to the circumstances described in clause (ii)(A) above, such arrangements shall be a condition to the Advance of such Swing Line Loan. With respect to the circumstances described in clause (ii)(B) above, such arrangements shall be made no later than five (5) Business Days after written notice to the Borrower from the Swing Line Lender that the circumstances in clause (i) and (iii) immediately above exist, unless the Borrower (x) has replaced such Defaulting Lender prior to such time in accordance with the terms of this Agreement or (y) has otherwise repaid such Swing Line Loan.
     Section 2.04 Fees.
     (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date, subject to adjustment as provided in Section 8.16, at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December (each a “Facility Fee Payment Date”), commencing with the Facility Fee Payment Date first occurring after the Effective Date, and on the Termination Date.
     (b) Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent, including without limitation in the Fee Letter.
     Section 2.05 Termination, Reduction or Increase of the Commitments.
     (a) Termination or Reduction. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction of the Total Commitment shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof.
     (b) Increase in Aggregate of the Commitments. The Borrower may at any time, and from time to time, by notice to the Administrative Agent, propose that the Total Commitment be increased (each such increase, a “Commitment Increase”), effective as at a date prior to the Termination Date (an “Increase Date”) as to which agreement is to be reached by an earlier date specified in such notice (a “Commitment Date”); provided, however, that (i) the minimum proposed Commitment Increase per notice shall be $10,000,000, (ii) in no event shall the Total Commitment at any time exceed $750,000,000, (iii) at the time of and after giving effect to such Commitment Increase, the Debt/EBITDA Ratio is less than or equal to 2.75 to 1.00, (iv) no Default shall have occurred and be continuing on such Increase Date (both before and after giving effect to such Commitment Increase), and (v) an officer’s certificate as to corporate authorization for such Commitment Increase and satisfaction of the conditions precedent in Section 3.02, and other appropriate documentation reasonably requested by the Administrative Agent, any Increasing Lender (as defined below) or any Assuming Lender are received by the Administrative Agent. The Borrower may request such Commitment Increase from existing Lenders and/or from other Eligible Assignees which would become Assuming Lenders but the Borrower has no obligation to request such Commitment Increase from existing Lenders. If the

Borrower desires such Commitment Increase from existing Lenders, the Administrative Agent shall notify the Lenders thereof promptly upon its receipt of any such notice. The Administrative Agent agrees that it will cooperate with the Borrower in discussions with the Lenders and/or other Eligible Assignees with a view to arranging the proposed Commitment Increase through the increase of the Commitments of one or more of the Lenders (each such Lender that is willing to increase its Commitment hereunder being an “Increasing Lender”) and/or the addition of one or more other Eligible Assignees as Assuming Lenders and as parties to this Agreement; provided, however, that it shall be in each Lender’s sole discretion whether to increase its Commitment hereunder in connection with the proposed Commitment Increase. If the Lenders agree to increase their respective Commitments by an aggregate amount in excess of the proposed Commitment Increase, the proposed Commitment Increase shall be allocated among such Lenders as determined at such time by the Borrower. If agreement is reached on or prior to the applicable Commitment Date with any Increasing Lenders or with Assuming Lenders, or with a combination of Increasing Lenders and Assuming Lenders, as to a Commitment Increase (which may be less than but not greater than specified in the applicable notice from the Borrower), such agreement to be evidenced by a notice in reasonable detail from the Borrower to the Administrative Agent on or prior to the applicable Commitment Date, such Assuming Lenders, if any, shall become Lenders hereunder as of the applicable Increase Date, the Commitments of such Assuming Lenders shall be, as of the Increase Date, the amounts specified in such notice and the Commitments of each Increasing Lender shall be, as of the Increase Date, increased by the amounts specified in such notice; provided that:
     (x) the Administrative Agent shall have received (with copies for each Lender, including each such Assuming Lender) by no later than 10:00 A.M. (New York City time) on the applicable Increase Date a copy certified by the Secretary, an Assistant Secretary or a comparable officer of the Borrower, of the resolutions adopted by the Board of Directors of the Borrower authorizing such Commitment Increase;
     (y) each such Assuming Lender shall have delivered to the Administrative Agent by no later than 10:00 A.M. (New York City time) on such Increase Date, an appropriate Assumption Agreement in substantially the form of Exhibit D hereto, duly executed by such Assuming Lender and the Borrower; and
     (z) each such Increasing Lender shall have delivered to the Administrative Agent by no later than 10:00 A.M. (New York City time) on such Increase Date confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment.
     (c) In the event that the Administrative Agent shall have received notice from the Borrower as to its agreement to a Commitment Increase on or prior to the applicable Commitment Date and each of the actions provided for in clauses (x) through (z) above shall have occurred prior to 10:00 A.M. (New York City time) on the applicable Increase Date to the satisfaction of the Administrative Agent, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) and the Borrower of the occurrence of such Commitment Increase by telephone, confirmed immediately in writing, and in any event no later than 1:00 P.M. (New York City time) on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and Assuming Lender. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the applicable Increase Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in Same Day Funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s Pro Rata Share of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s Pro Rata Share of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s Pro Rata Share of the Borrowings then outstanding (calculated based on its Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Commitments (without giving effect to the relevant Commitment Increase). After the Administrative Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Administrative Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender’s Pro Rata Share of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase), provided that the Borrower will be subject to the payment of other costs, if any, pursuant to Section 8.04(c) in connection with any such distribution. Within five Business Days after the Borrower receives notice from the Administrative Agent, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent Notes payable to the order of each Assuming Lender, if any, and, each Increasing Lender, if any, dated as of the applicable Increase Date, in a principal amount equal to such Lender’s Commitment after giving effect to the relevant Commitment Increase, and substantially in the form of Exhibit A attached hereto. The Administrative Agent, upon receipt of such Notes, shall promptly deliver such Notes to the respective Assuming Lenders and Increasing Lenders.
     (d) In the event that the Administrative Agent shall not have received notice from the Borrower as to such agreement on or prior to the applicable Commitment Date or the Borrower shall, by notice to the Administrative Agent prior to the applicable Increase Date, withdraw its proposal for a Commitment Increase or any of the actions provided for above in clauses (b)(i)(x) through (b)(i)(z) shall not have occurred by 10:00 A.M. (New York City time) on such Increase Date, such proposal by the Borrower shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (b)(i)(x) through (b)(i)(z) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.
     Section 2.06 Repayment of Advances.
     (a) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of all Advances then outstanding together with all accrued and unpaid interest, fees and costs associated therewith.

Repayments made pursuant to this clause (a) shall be in the same currency in which such outstanding Advances were made.
     (b) The Borrower shall repay each Swing Line Loan together with accrued and unpaid interest thereon on the earlier to occur of (i) the date ten (10) Business Days after such Swing Line Loan is made, and (ii) the Termination Date.
     Section 2.07 Interest on Advances.
     (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin for Eurocurrency Rate Advances in effect from time to time plus (z) in the case of each Advance in Sterling, the Mandatory Cost, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.
     (iii) Swing Line Loans. With respect to each Swing Line Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time payable in arrears on the date of repayment or refinancing, in whole or in part, of such Swing Line Loan.
     (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, with the consent or at the direction of the Required Lenders, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii) or (a)(iii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i), (a)(ii) or (a)(iii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

     Section 2.08 Interest Rate Determination.
     (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a)(i), (ii) or (iii).
     (b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Base Rate Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
     (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period for such Eurocurrency Rate Advance, Convert into Base Rate Advances.
     (d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.
     (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.
     Section 2.09 Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day, with respect to Advances in Dollars, or the fifth Business Day, with respect to Advances in Sterling, prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Eurocurrency Rate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate

Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
     Section 2.10 Prepayments of Advances.
     (a) Optional Prepayments. The Borrower may, upon notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 11:00 A.M. (New York City time) on the third Business Day, with respect to Advances in Dollars, or the fifth Business Day, with respect to Advances in Sterling, prior to the date of such proposed prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the day of such proposed prepayment, in the case of Base Rate Advances, and if such notice is given the Borrower shall, prepay the Outstanding Amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, with such prepayment to be made in the currency in which such Advances were made; provided, however, that (x) except in the case of prepayments of Swing Line Loans, as described in clause (z) below, each partial prepayment shall be in an aggregate principal amount of $5,000,000 or the Equivalent thereof in Sterling or an integral multiple of $1,000,000 or the Equivalent thereof in Sterling in excess thereof, (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c) and (z) in the case of a Swing Line Loan, the Borrower may prepay the Outstanding Amount of such Swing Line Loan, together with accrued interest to the date of such prepayment on the principal amount prepaid, at any time in minimum increments of $100,000.
     (b) Mandatory Prepayments.
     (i) If at any time the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (B) the Equivalent in Dollars of the aggregate principal amount of all Advances denominated in Sterling then outstanding exceeds the Total Commitment on such date, the Borrower shall, within two Business Days after receipt of such notice given pursuant to (ii) below, prepay the outstanding principal amount of any Advances in an aggregate amount sufficient to reduce such sum to an amount not to exceed the Total Commitment on such date.
     (ii) Each prepayment made pursuant to this Section 2.10(b) (A) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which such the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(c), and (B) shall be made in the currency in which the Advances subject to such prepayment were made. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.
     (c) Hedging Agreements. All Hedging Agreements, if any, between the Borrower and any Lender or its affiliates are independent agreements governed by the written provisions of such Hedging Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in terms of this Agreement or the Notes, except as otherwise expressly provided in said written swap agreements, and any payoff statements from the Administrative Agent relating to this Agreement shall not apply to said Hedging Agreements, except as otherwise expressly provided in such payoff statement.
     Section 2.11 Increased Costs.
     (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation occurring after the date hereof, (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof, or (iii) the Mandatory Cost, as calculated hereunder, not representing the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Advances, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnifiable Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in taxes measured by or imposed upon the net income or gross income or franchise taxes, or taxes measured by or imposed upon capital or net worth, or branch taxes, of such Lender or its Applicable Lending Office), then the Borrower shall from time to time, within ten days of demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such additional cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     (b) If any Lender reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority regarding capital adequacy (whether or not having the force of law) issued or made after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, and such Lender reasonably determines that the rate of return on its or such controlling corporation’s capital as a consequence is reduced to a level below that which such Lender or such controlling corporation would have achieved but for the occurrence of such conditions, then, within ten days of demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder.
     (c) If a Lender changes its Applicable Lending Office (other than pursuant to this Section 2.11 or Section 2.12 or 2.14(g)) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amounts under this Section 2.11, the Borrower shall not be obligated to pay such additional amount.
     (d) A certificate of a Lender setting forth the amount of any claim made under this Section 2.11 and identifying with reasonable specificity the basis for calculating such amount, shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error.
     Section 2.12 Illegality; Circumstances Affecting Availability. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent (who will promptly notify the Borrower and the other Lenders) that the introduction of or any change in or in the interpretation of any law or regulation after the date hereof makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Advances for which interest is determined by reference to the Eurocurrency Rate or to fund or maintain such Advances hereunder, or if the Administrative Agent determines that by reason of circumstances affecting foreign exchange and interbank markets generally, the Eurocurrency Rate cannot be determined, then (A) each Eurocurrency Rate Advance will automatically, upon such notice, Convert into a Base Rate Advance (the interest rate on which Base Rate Advances shall, if necessary to avoid any illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), and (B) the obligation of the Lenders to make Eurocurrency Rate Advances, Convert Base Rate Advances into Eurocurrency Rate Advances or, if necessary to avoid any illegality, to make Base Rate Advances the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension or inability to determine the Eurocurrency Rate no longer exist or that such Lender has entered into one or more Assignment and Assumptions pursuant to Section 8.06 assigning its Commitment to one or more Eligible Assignees; provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     Section 2.13 Payments Generally and Computations.
     (a) General. All payments hereunder and under the Notes to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars, in the case of Advances denominated in Dollars, or in Sterling, in the case of Advances denominated in Sterling, to the Administrative Agent at the Administrative Agent’s Account in Same Day Funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.05(b) and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording the information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assumed thereby to such Assuming Lender.
     (b) All computations of interest based on the Base Rate (including in each case where the Base Rate is determined by reference to the Eurocurrency Rate) or the Federal Funds Rate and all computations of interest in respect of Advances denominated in Sterling shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate (other than (i) any case where the Base Rate is determined by reference to the Eurocurrency Rate, and (ii) in respect of interest on Advances in Sterling) and of facility fees, shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, or cause any payment of interest on or principal of Advances to be made after the Maturity Date, such payment shall be made on the next preceding Business Day.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Overnight Rate.

     Section 2.14 Taxes.
     (a) Except as otherwise required by law, any and all payments by the Borrower hereunder or under the Notes issued hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings, and liabilities in respect of payments hereunder or under the Notes, along with any penalties, additions to tax, interest and reasonable expenses arising therefrom or with respect thereto (whether or not correctly or legally imposed or asserted by the relevant taxing authority), collectively being hereafter referred to as “Taxes”), excluding, in the case of payments made to any Lender or the Administrative Agent (A) Taxes imposed on or measured by its net income, and franchise Taxes, branch Taxes, Taxes on doing business and Taxes measured by or imposed upon its capital or net worth, in each case imposed as a result of such Lender (and or such Lender’s Applicable Lending Office) or the Administrative Agent being organized under the laws of, or being a legal resident of, or having a fixed place of business or a permanent establishment or doing business in the jurisdiction imposing such Tax (other than any such connection arising solely from such Lender (and or such Lender’s Applicable Lending Office) or the Administrative Agent having executed, delivered or performed its obligations, or having received a payment, or having enforced its rights and remedies, under this Agreement or any of the other Loan Documents), (B) United States branch profits tax or any similar tax imposed by any jurisdiction in which the Borrower is located, (C) in the case of a Lender organized under the laws of a jurisdiction outside the United States, any United States withholding tax that is required to be imposed on amounts payable to such Lender pursuant to applicable laws in force at the time such Lender becomes a party hereto (or designates a new Applicable Lending Office), and (D) as provided in Section 2.14(f) (all such non-excluded Taxes hereinafter referred to as “Indemnifiable Taxes”). If the Borrower shall be required by law to deduct any Indemnifiable Taxes from or in respect of any sum payable hereunder or under any Note issued hereunder to any Lender or the Administrative Agent or, if the Administrative Agent shall be required by law to deduct any Indemnifiable Taxes from or in respect of any sum paid or payable hereunder or under any Note to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnifiable Taxes (including deductions for Indemnifiable Taxes, whether by the Borrower or the Administrative Agent, applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall make such deductions and (iii) the Borrower (or, as the case may be and as required by applicable law, the Administrative Agent) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (b) In addition, the Borrower shall timely pay in accordance with applicable laws any present or future stamp or documentary taxes or any other excise (other than income) or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or performing under this Agreement or the Notes or any document to be furnished under or in connection with any thereof or any modification or amendment in respect of this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

     (c) The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Indemnifiable Taxes or Other Taxes imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
     (d) Within 30 days after the date of any payment of Indemnifiable Taxes under Section 2.14(a) by the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such receipt is received by the Borrower, or other written proof of payment reasonably satisfactory to the Administrative Agent showing payment thereof.
     (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower shall provide each of the Administrative Agent and the Borrower with (i) two original Internal Revenue Service Form W-8BEN, W-8ECI, or W-8IMY as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States withholding tax and (ii) to the extent that any such form or other certification becomes obsolete with respect to any Lender, such Lender shall, upon the written request of the Borrower to such Lender and the Administrative Agent, promptly provide either an updated or successor form or certification to the Borrower and the Administrative Agent unless, in each case, any change in treaty, law or regulation has occurred after the date such Lender becomes a party hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.14(e) (other than if the Borrower has failed to timely request with reasonable notice any appropriate renewal, successor or other form or if any such form otherwise is not required under subsection (e)), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Indemnifiable Taxes imposed by reason of such failure; provided, however, that should a Lender become subject to Indemnifiable Taxes or United States withholding Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Indemnifiable Taxes or United States withholding Taxes.

     (g) If a condition or an event occurs which would, or would upon the passage of time or giving notice, result in the payment of any additional amounts pursuant to this Section 2.14, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     (h) If the Administrative Agent or any Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Indemnifiable Taxes or Other Taxes as to which indemnification has been paid by the Borrower pursuant to Section 2.14(a) or (c), it shall promptly remit such refund to the Borrower, net of all out-of-pocket expenses of the Administrative Agent or such Lender; provided, however, that the Borrower upon the request of the Administrative Agent or such Lender, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. The Administrative Agent or such Lender shall provide the Borrower with a copy of any notice or assessment from the relevant taxing authority (deleting any confidential information contained therein) requiring the repayment of such refund. Nothing contained herein shall impose an obligation on the Administrative Agent or any Lender to apply for any refund or to disclose to any party any information regarding their proprietary information regarding tax affairs and computations. If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, to the extent permitted by law, rule or regulation, shall reasonably cooperate with the Borrower in challenging such Taxes at the Borrower’s expense if so requested by the Borrower in writing.
     (i) If a Lender changes its Applicable Lending Office (other than pursuant to subsection (g) above or Section 2.11 or 2.12) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amounts under this Section 2.14, the Borrower shall not be obligated to pay such additional amount.
     (j) A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender specified in Section 2.14(a), (b), or (c) above, as the case may be, and identifying with reasonable specificity the basis for calculation of such amount or amounts, shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error.
     (k) The obligations of a Lender under this Section 2.14 shall survive the termination of this Agreement and the payment of the Advances and all amounts payable hereunder.
     Section 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, the provisions of this Section shall not be construed to apply to (x) any payment that is in excess of such Lender’s ratable share made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including those provisions providing for the application of funds when a Defaulting Lender or an Impacted Lender exists) or (y) the application of Cash Collateral or other credit support (and proceeds thereof) in respect of obligations relating to Swing Line Loans (including related Lender participation obligations) provided for in Section 2.03, or 2.17.
     Section 2.16 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely (i) for working capital, capital expenditures, and for other lawful purposes (including, without limitation, to provide liquidity support for commercial paper issued by the Borrower, acquisition financing and repurchases of equity, Existing Debt or other Debt of the Parent and its Subsidiaries to the extent not prohibited by this Agreement), and (ii) to repay in full all amounts outstanding under the Existing Credit Agreement.
     Section 2.17 Cash Collateral and Other Credit Support.
     (a) Certain Credit Support Events. Pursuant to Section 2.03(g), the Swing Line Lender may in its discretion require the Borrower or a Defaulting Lender to Cash Collateralize or provide other credit support for certain obligations owing to the Swing Line Lender by a Defaulting Lender in respect of the Swing Line Lender’s Fronting Exposure. The Borrower, and to the extent provided by any Defaulting Lender, such Lender, agree that to the extent any Cash Collateral is being provided to the Swing Line Lender pursuant to Section 2.03(g), the Borrower or such Lender, as applicable, will at such time grant to the Administrative Agent, for the benefit of the Swing Line Lender, a security interest in all such Cash Collateral pursuant to a Cash Collateral account control agreement to be mutually agreed and entered into between the Borrower, or the Defaulting Lender, as the case may be, and the Administrative Agent. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. For the avoidance of doubt, to the extent that any other Person may have a claim, by virtue of an intercreditor arrangement, tag-along right or any other term in any other document or instrument, to share in any Cash Collateral or other credit support provided pursuant to Section 2.03(g) of this Agreement, the Swing Line Lender may take such provisions into account in determining whether Cash Collateral or other credit support is satisfactory.

     (b) Application. Notwithstanding anything to the contrary contained in this Agreement, (i) Cash Collateral or other credit support (and proceeds thereof) provided by any Defaulting Lender pursuant to Sections 2.03(g) to support the obligations of such Lender in respect of Swing Line Loans shall be held and applied to fund (x) such Lender’s funding of participations in Swing Line Loans, or such Lender’s Pro Rata Share of Base Rate Advances used to repay Swing Line Loans with respect to which such collateral or other credit support was provided, as applicable, and (y) any interest accrued for the benefit of the Swing Line Lender pursuant to Section 2.03(c)(iii) allocable to such Lender, and (ii) Cash Collateral and other credit support (and proceeds thereof) otherwise provided by or on behalf of the Borrower under Section 2.03(g) shall be held and applied, first, to the satisfaction of the specific Swing Line Loans or obligations to fund participations therein of the applicable Defaulting Lender for which the Cash Collateral or other credit support was so provided and, second, if remedies under Section 6.01 shall have been exercised, to the application of such collateral or other credit support (or proceeds thereof) to any other Obligations in accordance with Section 6.02.
     (c) Release. Cash Collateral and other credit support provided under Section 2.03(g) in connection with any Lender’s status as a Defaulting Lender shall be released (except as the Swing Line Lender and the Person providing such collateral or other credit support may agree otherwise (as applicable)) promptly following the earlier to occur of (A) the termination of such Lender’s status as a Defaulting Lender, (B) the replacement of such Defaulting Lender in accordance with the terms of this Agreement, or (C) following the Swing Line Lender’s good faith determination that there remain outstanding no Swing Line Loans as to which it has actual or potential Fronting Exposure in relation to such Lender as to which it desires to maintain Cash Collateral or other credit support.
     (d) Claims against Defaulting Lenders. No action taken, permitted to be taken or omitted to be taken by the Borrower, the Administrative Agent, the Swing Line Lender or any Lender under this Section 2.17 or any of the other terms or provisions of this Agreement shall constitute or be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Swing Line Lender or any other Lender may have against a Defaulting Lender for its failure to comply with any of the terms or provisions of this Agreement.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
     Section 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) that the following conditions precedent have been satisfied:
     (a) The Borrower shall have paid all fees and expenses of the Administrative Agent and the Lenders payable hereunder and accrued as of the Effective Date (including the accrued fees and expenses of counsel to the Administrative Agent).

     (b) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
     (i) The representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Effective Date, and
     (ii) No event has occurred and is continuing that constitutes a Default.
     (c) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:
     (i) Executed counterparts of this Agreement from all parties hereto.
     (ii) If requested by a Lender, a Note payable to the order of such Lender, in a principal amount equal to each such Lender’s Commitment.
     (iii) Certified copies of the resolutions of the Board of Directors (or committee thereof) of the Borrower and each other Loan Party approving this Agreement, the Notes and each Guaranty to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement, the Notes and each Guaranty.
     (iv) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and the other documents to be delivered hereunder.
     (v) A Subsidiary Guaranty executed by each Subsidiary Guarantor, and the Parent Guaranty duly executed by the Parent and IHCL.
     (vi) An opinion of Alston & Bird LLP, counsel for the Borrower and certain other Loan Parties, in substantially the form of Exhibit F attached hereto.
     (vii) An opinion of Linklaters, English counsel for IHCL, in substantially the form of Exhibit G attached hereto and to such other matters as any Lender through the Administrative Agent may reasonably request.
     (viii) An opinion of APPLEBY, Bermuda counsel for the Parent, in substantially the form of Exhibit H attached hereto and to such other matters as any Lender through the Administrative Agent may reasonably request.
     (ix) An acceptance of the appointment of the Process Agent (as such term is defined in Section 8.12) for each of the Parent and IHCL.
     (x) A certificate signed by the chief financial officer of the Borrower certifying the current Debt Ratings.

     (d) All amounts outstanding, if any, under the Existing Credit Agreement shall have been paid, and the Existing Credit Agreement shall have been terminated (including termination of all commitments thereunder) in writing satisfactory to the Administrative Agent.
     (e) The Administrative Agent shall have received (i) the Consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter ended March 31, 2009 and (ii) the financial projections of the Parent and its Subsidiaries on a Consolidated basis for the fiscal years ended 2009, 2010 and 2011, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
     Section 3.02 Conditions Precedent to Each Borrowing and Each Increase Date. The obligation of each Lender to make an Advance on the occasion of each Borrowing and each increase of Commitments pursuant to Section 2.05(b) shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or such Increase Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and request for Commitment increase and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such Increase Date such statements are true):
     (a) the representations and warranties contained in Section 4.01 (excluding, in the case of Borrowings, clauses (g) and (i)(i) of Section 4.01) are correct in all material respects on and as of the date of such date, before and after giving effect to such Borrowing or such Increase Date and to the application of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been correct in all material respects on and as of such earlier date (other than in the case of the representations and warranties made in Section 4.01(d), which shall be correct in all material respects on and as of such date of Borrowing or such Increase Date as though made on and as of such date, without regard to any earlier date referenced therein); and
     (b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, or such Increase Date that constitutes a Default.
     Section 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.01 Representations and Warranties of the Parent and the Borrower. Each of the Parent and the Borrower represents and warrants as follows:
     (a) Each Loan Party (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where failure to possess such power or authority is not reasonably likely to have a Material Adverse Effect.
     (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the Effective Date, showing as of such date (as to each such Subsidiary) the jurisdiction of its incorporation or organization and identifying, as of the Effective Date, each Subsidiary that is a Material Subsidiary. All of the outstanding capital stock of all such Subsidiaries owned by a Loan Party or a Subsidiary of a Loan Party has been validly issued, is fully paid and non-assessable and, other than directors’ qualifying shares, is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens (other than Permitted Liens). Each such Subsidiary (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where failure to possess such power or authority is not reasonably likely to have a Material Adverse Effect.
     (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the incurrence of the obligations provided for herein and therein, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or bylaws, (ii) violate any law (including, without limitation, the Exchange Act), rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except as otherwise provided for under this Agreement, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.
     (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or (ii) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents as of Effective Date, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d), all of which have been duly obtained, taken, given or made and are in full force and effect.
     (e) This Agreement has been, and each of the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms except as the same may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.
     (f) The Consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at December 31, 2008, and the related Consolidated and consolidating statements of income and Consolidated statement of cash flows of the Parent and its Subsidiaries for the fiscal year then ended, and the Consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at March 31, 2009, and the related Consolidated and consolidating statements of income and Consolidated statement of cash flows of the Parent and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Parent, copies of which have been furnished to each Lender in accordance with Section 5.01(j) of the Existing Credit Agreement, fairly present, subject, in the case of said balance sheets as at March 31, 2009, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated and consolidating financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated and consolidating results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis.
     (g) Since December 31, 2008, there has been no Material Adverse Change.
     (h) No written information, exhibit or report furnished by any Loan Party to any Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made.
     (i) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or, to the knowledge of the Loan Parties, after commercially reasonable diligence, any of its Subsidiaries pending or, to the knowledge of the Loan Parties, after commercially reasonable diligence, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect as of the Effective Date (other than the matters described on Schedule 4.01(i) hereto (the “Disclosed Litigation”)) and there has been no change or other development in the Disclosed Litigation which is reasonably likely to result in a Material Adverse Change, or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby.
     (j) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(d) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the making of any Advance nor the use of proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
     (k) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.
     (l) No Plan is “at risk” as defined in Section 430(i)(4) of the Internal Revenue Code.
     (m) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur (i) any liability under Section 4064 or 4069 of ERISA or (ii) any Withdrawal Liability to any Multiemployer Plan that in either event has resulted or would be reasonably likely to result in a Material Adverse Effect.
     (n) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of any Loan Party or any ERISA Affiliate, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
     (o) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except (i) where failure to file such tax returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect or (ii) for such taxes that are being contested in good faith by appropriate proceedings for which adequate reserves have been provided in accordance with GAAP.
     (p) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or a company “controlled by” an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
     (q) Each Subsidiary of the Parent engaged in advisory or management activities, if any, is duly registered as an investment adviser as and to the extent required under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder. Each Subsidiary of the Parent engaged in the broker-dealer business, if any, is duly registered as a broker-dealer as and to the extent required under the Exchange Act, as amended, and the rules and regulations promulgated thereunder and, as and to the extent required is a member in good standing of the National Association of Securities Dealers, Inc.
     (r) As of the Effective Date, neither the Parent nor any of its Subsidiaries is in default and no waiver of default is in effect with respect to the payment of any principal or interest of any Existing Debt for borrowed money.
     (s) The obligations of each Loan Party under the Loan Documents to which it is a party constitute direct, unconditional and general obligations of such Loan Party that rank and will rank at least pari passu in priority of payment and in all other respects with all other Debt of such Loan Party.
     (t) Each Loan Party is, individually and together with its Subsidiaries, Solvent.
     (u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Existing Debt showing as of the Effective Date the principal amount outstanding thereunder.
     (v) The Parent and each of its Significant Subsidiaries owns or has fully sufficient right to use, free from all material restrictions (other than Permitted Liens and Liens permitted under Section 5.02(a)), all real and personal (including, without limitation, intellectual) properties that are necessary for the operation of their respective businesses as currently conducted.
     (w) As of the Effective Date, except under documents governing any Existing Debt, and except as may be provided by applicable laws, rules or regulations (including those restrictions imposed by governmental authorities), no Subsidiary of the Parent (other than any Special Purpose Subsidiary) is party to any agreement prohibiting, conditioning or limiting the payment of dividends or other distributions to the Parent or any of its Subsidiaries or the repayment of Debt owed to the Parent by any Subsidiary of the Parent.
     (x) The Parent and each Subsidiary is in compliance with all Environmental Laws, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (y) The properties of the Parent and each of its Significant Subsidiaries are insured with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Significant Subsidiary operates.

ARTICLE V
COVENANTS OF THE BORROWER
     Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each of the Parent and the Borrower will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include (to the extent applicable), without limitation, compliance with the Investment Advisers Act of 1940, as amended, ERISA and Environmental Laws, except where the failure to do so would not, and would not be reasonably expected to, have a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property, except to the extent that any failure to do so would not, and would not be reasonably expected to, have a Material Adverse Effect; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
     (c) Maintenance of Insurance. Maintain, and cause each of its Significant Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Significant Subsidiary operates.
     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, registrations, privileges and franchises; provided, however, the Parent and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c); and provided further that (i) no Subsidiary of the Parent other than a Loan Party shall be required to maintain its existence and (ii) neither the Parent nor any of its Subsidiaries shall be required to preserve or maintain any legal structure, right, permit, license, approval, registration, privilege or franchise, unless, in any such case with respect to (i) or (ii) above, the failure to do so would, or would be reasonably expected to, (A) have a Material Adverse Effect or (B) release any Loan Party from its obligations under any Loan Document.
     (e) Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, all of which shall be at the expense of the Borrower upon and during the continuance of an Event of Default.

     (f) Keeping of Books. Keep, and cause each of its Significant Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Significant Subsidiary in accordance with GAAP applicable to such Person in effect from time to time.
     (g) Maintenance of Properties, Etc. Take all reasonable action to maintain and preserve, and cause each of its Subsidiaries to take all reasonable action to maintain and preserve, all of its properties that are necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain and preserve such properties would not, and would not be reasonably expected to, have a Material Adverse Effect.
     (h) New Material Subsidiaries. Promptly and in any event within 30 days following the request of the Required Lenders made after either (i) the organization or acquisition of any new Material Subsidiary or (ii) the delivery of audited annual financial statements pursuant to Section 5.01(j) that indicate that a Subsidiary of the Parent that is not at such time a Guarantor is a Material Subsidiary, cause such Material Subsidiary to execute and deliver a joinder agreement to the Subsidiary Guaranty in form and substance reasonably satisfactory to the Administrative Agent, together with such documents as the Required Lenders may request evidencing corporate action taken to authorize such execution and delivery and the incumbency and signatures of officers of such Material Subsidiary, provided that a Material Subsidiary shall not be required to become a Guarantor if (A) a guaranty by such Material Subsidiary would result in materially adverse tax consequences to the Parent and its Subsidiaries or shareholders of the Parent or (B) a guaranty by such Material Subsidiary is prohibited or limited by regulatory requirements or applicable law.
     (i) Use of Proceeds. Use the proceeds of the Advances solely as provided in Section 2.16 and otherwise in accordance with the terms hereof.
     (j) Reporting Requirements. Furnish to the Administrative Agent and the Lenders:
     (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, a copy of the Form 10-Q filed with the Securities and Exchange Commission for such quarter for the Parent and its Subsidiaries, containing a Consolidated and, consistent with past practice, consolidating balance sheets of the Parent and its Subsidiaries as of the end of such quarter and Consolidated and, consistent with past practice, consolidating statements of income and Consolidated cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Parent as having been prepared in accordance with GAAP and a Compliance Certificate of the chief financial officer of the Parent as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.03(a) and (b);
     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of the Form 10-K filed with the Securities and Exchange

Commission for such year for the Parent and its Subsidiaries, containing a Consolidated balance sheet of the Parent and its Subsidiaries and, consistent with past practice, consolidating balance sheets of the Parent and its Subsidiaries as of the end of such fiscal year and a Consolidated and, consistent with past practice, a consolidating statement of income and Consolidated cash flows of the Parent and its Subsidiaries for such fiscal year, in each case accompanied by (i) a report and opinion as to such Consolidated financial statements by Ernst & Young LLP or other independent public accountants approved by the audit committee of the Parent’s board of directors and, if other than Deloitte & Touche LLP, KPMG LLP, or PricewaterhouseCoopers LLP, reasonably acceptable to the Required Lenders (the “Auditor”), which report and opinion shall be prepared in accordance with applicable audit standards, and which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) a Compliance Certificate of the chief financial officer of the Parent as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.03(a) and (b);
     (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Parent setting forth details of such Default and the action that the Parent has taken and proposes to take with respect thereto;
     (iv) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Parent or any of its Subsidiaries of the type described in Section 4.01(i);
     (v) (A) promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that (1) any ERISA Event has occurred which could result in a material liability of any Loan Party or any ERISA Affiliate, or (2) any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur a material liability under Section 4064 or 4069 of ERISA, a statement of the chief financial officer of the Borrower describing such ERISA Event and the circumstances giving rise to, and the amount of such liability and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) within two Business Days of the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;
     (vi) promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (vii) promptly upon request from the Administrative Agent or any Lender, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) required to be filed with respect to each Plan whose funded current liability percentage (as defined in Section 302(d)(8) of ERISA) is less than 100%;

     (viii) promptly and in any event within 20 days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition on any Loan Party or any ERISA Affiliate of Withdrawal Liability in a material amount by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by any Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B);
     (ix) promptly and in any event within five Business Days after the organization or acquisition of any Material Subsidiary, notice of such event;
     (x) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (xi) within ten (10) days after the end of each calendar month, a Compliance Certificate showing compliance with the financial covenant set forth in Section 5.03(c) and attaching such detail on the Consolidated Long Term Assets Under Management and on the money market assets under management for the Parent and its Subsidiaries on a Consolidated basis as of such month end as the Administrative Agent may reasonably request, including, without limitation, detail on inflows and outflows, market gains and losses and the impact of acquisitions, dispositions and foreign currency fluctuations;
     (xii) promptly, of any announcement by Moody’s or S&P of any change in a Debt Rating or outlook; and
     (xiii) such other information respecting the Parent or any of its Subsidiaries as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 5.01(j)(i) or (ii) may be delivered electronically by e-mailing such information to an e-mail address of the Administrative Agent as specified to the Borrower by the Administrative Agent from time to time. The Administrative Agent shall promptly post such documents on the Borrower’s behalf onto the Platform. Such information shall be deemed to have been delivered to the Lenders on the date such documents are posted to the Platform. In addition, such documents may be delivered by posting the documents on the Parent’s website on the Internet, and if so delivered, shall be deemed to have been delivered on the date on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 8.02; provided that the Parent shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the

Borrower shall be required to provide copies of the Compliance Certificate required by Section 5.01(j)(i), (ii) and (xi) to the Administrative Agent by facsimile or electronic mail. Except for such Compliance Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Parent and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders information provided by or on behalf of the Parent and/or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each of the Parent and the Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, each Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent and the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and each Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, neither the Parent nor the Borrower will at any time:
     (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:
     (i) Permitted Liens;
     (ii) Liens granted pursuant to Sections 2.03(g) and 2.17;
     (iii) Liens on deposit accounts of the Parent and its Subsidiaries in respect of their cash pooling operations;

     (iv) purchase money Liens upon or in real property or equipment acquired or held by the Parent or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property); provided, however, that no such Lien shall extend to or cover any properties of any character other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) and clause (v) below shall not exceed $100,000,000 at any time outstanding;
     (v) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Parent or any Subsidiary of the Parent or becomes a Subsidiary of the Parent; provided that such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Parent or such Subsidiary or acquired by the Parent or such Subsidiary; provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (v) and clause (iv) above shall not exceed $100,000,000 at any time outstanding;
     (vi) Liens arising pursuant to one or more securitization programs permitted pursuant to Section 5.02(d)(ii);
     (vii) the replacement, extension or renewal of any Lien permitted by clauses (iv) and (v) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or addition of any direct or contingent obligor) of the Debt secured thereby;
     (viii) Liens existing as of the Effective Date as described on Schedule 5.02(a);
     (ix) Liens which are floating charges under English law in the form of an “industry standard” granted by Invesco Perpetual Life Limited (“IPLL”) on its revolving business assets (without attaching to any particular asset until the floating charge crystallises on insolvency events which will result in steps being taken to make payment of a dividend to creditors or where the reinsurance creditor reasonably considers this may happen) to reinsurance creditors to support the obligations of IPLL thereto under reinsurance contracts and limited in the amount secured to the amount which would have been recoverable had the secured amount been an unsecured debt owed to a direct policy holder of IPLL;
     (x) Liens to secure Subsidiary Non-Recourse Debt, provided that no such Lien shall extend to or cover any properties or assets other than the property or assets being acquired with such Subsidiary Non-Recourse Debt and proceeds thereof; and

     (xi) Liens on assets sold and leased back pursuant to sale and leaseback transactions permitted by Section 5.02(d)(vii).
     (b) Loans. Make or hold, or permit any of its Subsidiaries to make or hold, loans or advances to any Person other than (i) loans or advances between or among the Parent and any of its Subsidiaries, (ii) loans or advances to Affiliates of the Parent or employees of the Parent or any Subsidiaries of the Parent in an aggregate principal amount at any one time outstanding not to exceed $100,000,000 provided that all such loans or advances made to Affiliates that are employees of the Parent or any Subsidiary shall not exceed $25,000,000 in an aggregate principal amount at any one time outstanding, and (iii) in addition to loans or advances permitted by clauses (i) and (ii) above, loans or advances to any Person in an aggregate principal amount at any one time outstanding not to exceed $40,000,000.
     (c) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that
     (i) any of the Parent’s Subsidiaries, other than the Borrower, may merge into the Parent;
     (ii) any of the Borrower’s Subsidiaries, the Parent or IHCL may merge into the Borrower; provided that with respect to a merger by the Parent into the Borrower, such merger does not result in a Material Adverse Effect.
     (iii) the Parent may merge into IHCL; provided, that, immediately prior to or contemporaneous with any such merger, IHCL shall, so long as IHCL is the ultimate parent company of the Borrower, become a party to this Agreement in the place of the Parent pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided further that such merger does not result in a Material Adverse Effect.
     (iv) any Subsidiary of the Parent that is not a Restricted Subsidiary may merge with any other Subsidiary of the Parent that is not a Restricted Subsidiary;
     (v) any Subsidiary of a Subsidiary Guarantor may merge with any Subsidiary Guarantor or a Subsidiary of a Subsidiary Guarantor;
     (vi) any Subsidiary Guarantor may merge with any other Subsidiary of the Borrower; and
     (vii) mergers in connection with acquisitions of Investments to the extent not prohibited pursuant to Section 5.02(e);
provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation or, in the case of any merger to which a Guarantor, but not the Borrower, is a party, the surviving corporation is a Guarantor and is not (as a result of such merger) subject to any agreement described in Section 5.02(i)(iv).

     (d) Sales, Etc. of Assets. Sell, lease (as lessor), transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease (as lessor), transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:
     (i) in a transaction authorized by subsection (c) of this Section;
     (ii) the sale or other disposition to a third-party investor by the Parent or any of its Subsidiaries of its rights to receive distribution fees and contingent deferred sales charges pursuant to a securitization program;
     (iii) the Parent and its Subsidiaries may, during any fiscal year of the Parent, sell, lease, transfer or otherwise dispose of assets (including equity securities owned by such Persons) which generated up to, but not to exceed, twenty percent (20%) of the Consolidated operating income of the Parent during the immediately preceding fiscal year of the Parent;
     (iv) any Subsidiary of the Parent that is not a Restricted Subsidiary may sell, lease, transfer or otherwise dispose of up to (and including) all or substantially all of its assets to (a) the Parent, (b) the Borrower, (c) a wholly-owned Subsidiary of the Parent or the Borrower that is not a Restricted Subsidiary, or (d) a Guarantor;
     (v) any Subsidiary Guarantor or any Subsidiary of a Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any other Subsidiary Guarantor or a Subsidiary of a Subsidiary Guarantor;
     (vi) sales or other dispositions of obsolete equipment and furniture;
     (vii) sales of assets pursuant to sale and leaseback transactions; and
     (viii) the sale, transfer or other disposition of cash, cash equivalents and securities in the ordinary course of business.
     (e) Investments. Make, or permit any of its Subsidiaries to make, any Investment in any Person unless each of the following conditions are satisfied: (i) at the time of making, and after giving effect to, such Investment, no Event of Default shall have occurred and be continuing, and (ii) if and to the extent such Investment relates to the purchase or acquisition of all of the capital stock of, or all or substantially all of the assets of, such Person (A) such Person shall be in substantially similar lines of business as the Parent and its Subsidiaries or businesses reasonably related or complimentary thereto, (B) after giving effect to such Investment, the Parent will, on a pro forma basis, be in compliance with the financial covenants set forth in Section 5.03, and (C) members of the board of directors of the Parent or investing Subsidiary prior to such purchase or acquisition shall continue to constitute a majority of such members of such board immediately following the effectiveness of such purchase or acquisition.
     (f) Change in Nature of Business. Make, or permit any of its Significant Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

     (g) Charter Amendments. Amend, or permit any of its Significant Subsidiaries to amend, its certificate of incorporation or bylaws in a manner that has a Material Adverse Effect.
     (h) Accounting Changes. Make or permit, or permit any of its Significant Subsidiaries to make or permit, any material change in accounting policies or reporting practices, except (i) as required by Securities Laws, the Securities Exchange Commission or GAAP applicable to the Parent or such Significant Subsidiary, (ii) with respect to any Significant Subsidiary, to adopt GAAP, or (iii) any change by a Significant Subsidiary to International Financial Reporting Standards as may be required by applicable regulatory authorities.
     (i) Limitations on Certain Restrictions on Subsidiaries. Enter into or suffer to exist, or permit any of its Subsidiaries (other than any Special Purpose Subsidiary) to enter into or suffer to exist, any agreement prohibiting, conditioning or limiting (i) the payment of dividends by any Subsidiary of the Parent, (ii) the payment of Debt of a Subsidiary of the Parent to the Parent, the Borrower or other Subsidiaries of the Parent, (iii) the ability of any Subsidiary of the Parent to guaranty Debt of the Borrower, IHCL or the Parent, or (iv) the creation or assumption of any Lien upon any of its material property or material assets, other than in each such case, (A) under this Agreement and the other Loan Documents in favor of the Administrative Agent and the Lenders and (in the case of clause (iv) immediately above) any other agreement that permits the granting of Liens in favor of the Administrative Agent or the Lenders, (B) in connection with any Existing Debt (including any extensions or refinancing of any such Existing Debt), (C) restrictions contained in documents governing Debt of a Person that is acquired by, and not merged with or into, the Parent or any Subsidiary of the Parent, (D) as required by any law or regulation applicable to such Person or (E) with respect to clause (iv) above only, with respect to purchase money liens, Capital Leases and operating leases, but only as to the assets so purchased or leased.
     (j) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnerships or joint ventures.
     (k) Transactions with Affiliates. Conduct, or permit any of its Subsidiaries to conduct, transactions with any of their Affiliates except in the ordinary course of business of and pursuant to the reasonable requirements of the Parent’s, the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to the Parent, the Borrower or such Subsidiary, as the case may be, than those which would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing restrictions shall not apply to
     (i) any transaction (A) between any Loan Parties, (B) between any Subsidiary of the Parent that is not a Restricted Subsidiary and any other Subsidiary of the Parent that is not a Restricted Subsidiary (C) between the Borrower and any of its Subsidiaries, (D) between any Subsidiary Guarantor and any of its Subsidiaries, (E) with any Special Purpose Subsidiary, and (F) between the Parent or any of its Subsidiaries and their respective employees to make loans to such employees for purposes of exercising stock options of such employees and paying tax liabilities of such employees associated therewith, provided that the total of all such loans shall not exceed $25,000,000 in an aggregate principal amount at any one time outstanding; and
     (ii) transactions between the Parent or any Subsidiary or other Investment Company sponsored by the Parent or any Subsidiary or for which the Parent or any Subsidiary provides advisory, administrative, supervisory, management, consulting, underwriting or similar services, that are otherwise permissible under the Investment Company Act of 1940, the Investment Advisers Act of 1940 and the applicable management contract.
     (l) Non-Guarantor Subsidiary Debt. Permit its Subsidiaries, other than the Borrower and Subsidiaries that are Guarantors, collectively to incur Adjusted Debt in excess of $100,000,000 in aggregate principal amount at any one time outstanding; provided, however, that the foregoing restriction shall not apply to any (i) Adjusted Debt of a Subsidiary (including any Person that will be or become a Subsidiary) of the Parent that is incurred or assumed in connection with a transaction that is permitted pursuant to Section 5.02(c) or Section 5.02(e)(ii) or (ii) Subsidiary Non-Recourse Debt.
     (m) Restricted Payments. Declare or make, or permit any of its Subsidiaries to declare or make, directly or indirectly, any Restricted Payment except:
     (i) The declaration or making of any Restricted Payment if, after giving effect thereto, the Debt/EBITDA Ratio does not exceed (A) from the Effective Date through December 31, 2009, 2.50 to 1.00 and (B) at all times thereafter, 2.25 to 1.00, provided that, so long as no Event of Default has occurred and is continuing, IHCL may repurchase, prepay or defease all or any portion of its senior notes due December 2009 without restriction of any kind;
     (ii) payments in respect of shareholder compensation plans;
     (iii) dividend payments or other distributions payable to the Parent or any Subsidiary;
     (iv) purchases or repurchases of its Equity Interests in connection with exiting employees, officers or directors or due to the death of any such Person;
     (v) ordinary quarterly dividends (and not special dividends) in such amounts as may be authorized from time to time by the board of directors of the Parent;
     (vi) scheduled payments of Debt and refinancings of Debt prior to the original stated maturity thereof so long as such refinancings of Debt do not have a shorter maturity than the original stated maturity of the Debt refinanced; and
     (vii) other repurchases, prepayments or defeasances of Debt ranking in priority pari passu with, and not contractually or structurally subordinated to, the Debt incurred under this Agreement, provided that immediately after giving thereto (A) no Event of Default shall have occurred and be continuing, (B) all such repurchases, prepayments or defeasances pursuant to this clause (vii) shall not exceed $50,000,000 in the aggregate during the term of this Agreement, and (C) the sum of (1) the amount of unrestricted cash and cash equivalents (which in no event shall include cash or cash equivalents used to satisfy regulatory requirements) of the Parent and its Subsidiaries on a Consolidated Basis and (2) the difference between (x) the Total Commitments and (y) the Outstanding Amount shall not be less than $150,000,000.
For the avoidance of doubt, the Restricted Payments permitted by clauses (ii) through (vii) shall not be subject to the Debt/EBITDA Ratio requirements set forth in clause (i) above.
     Section 5.03 Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Parent will:
     (a) Debt/EBITDA Ratio. Maintain at the end of each fiscal quarter of the Parent a Debt/EBITDA Ratio not greater than the ratio set forth below opposite such fiscal quarter:

Maximum
Debt/EBITDA
Fiscal Quarters Ending	Ratio

Effective Date through December 31, 2010	3.25 to 1.00
Each fiscal quarter ending thereafter	3.00 to 1.00
     (b) Coverage Ratio. Maintain at the end of each fiscal quarter of the Parent a ratio of EBITDA (excluding for purpose of this calculation of EBITDA only that portion of EBITDA attributable to the net income, expenses, losses, charges and gains of each Special Purpose Subsidiary) for the four consecutive fiscal quarters of the Parent ended on or immediately prior to the date of determination to interest payable on, and amortization of debt discount in respect of, Adjusted Debt (excluding from Adjusted Debt for purposes of this Section 5.03(b) (i) Subsidiary Non-Recourse Debt and (ii) so long as the Parent and its Subsidiaries own 100% of the Office Equipment Sale and Leaseback Bonds, liabilities with respect to the Office Equipment Sale and Leaseback Lease, in each case to the extent otherwise included in Adjusted Debt) for such period, of not less than 4.00 to 1.00.
     (c) Minimum Consolidated Long Term Assets Under Management. Maintain as of the end of each calendar month Consolidated Long Term Assets Under Management of not less than $194,800,000,000 (the “Minimum CLTAUM”); provided that, so long as no Event of Default has occurred and is continuing, the Minimum CLTAUM may be adjusted one time prior to the Termination Date at the request of the Borrower in connection with a disposition of assets permitted by Section 5.02(d), such reset to take effect as of the month end first occurring after such asset disposition, to an amount equal to (A) the greater of (i) 66.67% and (ii) the percentage obtained by dividing the Minimum CLTAUM as of the Effective Date by the actual Consolidated Long Term Assets Under Management immediately prior to such asset disposition; multiplied by (B) the actual Consolidated Long Term Assets Under Management immediately after giving effect to such asset disposition (the “Adjusted Minimum CLTAUM”). Any such request (i) shall be in writing delivered to the Administrative Agent not less than ten (10)

Business Days prior to the calendar month end for which such Adjusted Minimum CLTAUM shall become effective and (ii) shall set forth in detail reasonably satisfactory to the Administrative Agent the calculation of the Adjusted Minimum CLTAUM and contain such other information as the Administrative Agent may reasonably request.
ARTICLE VI
EVENTS OF DEFAULT
     Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or
     (b) Any representation or warranty made by the Parent, the Borrower or any Loan Party under any Loan Document or by either of the Parent or the Borrower (or any of its respective officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
     (c) (i) The Parent or the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (j), 5.02 or 5.03(a) or (b), (ii) the Parent shall fail to observe the covenant contained in Section 5.03(c) and such failure shall continue for a period of fifteen (15) days, or (iii) the Parent or the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
     (d) The Parent or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $50,000,000 (or the equivalent thereof in any other currencies) in the aggregate (but excluding Debt outstanding hereunder) of the Parent or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (e) The Parent or any of its Significant Subsidiaries or any Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent or any of its Significant Subsidiaries or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Parent or any of its Significant Subsidiaries or any Guarantor shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
     (f) Any judgment or order for the payment of money in excess of $50,000,000 (or the equivalent thereof in any other currencies) shall be rendered against the Parent or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order in excess of $50,000,000 (or the equivalent thereof in any other currencies) is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such excess amount; or
     (g) Any non-monetary judgment or order shall be rendered against the Parent or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 33% or more of the combined voting power of all Voting Stock of the Parent; or (ii) during the period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved (including approval solely for purposes of satisfying this provision) by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved (including approval solely for purposes of satisfying this provision) by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

     (i) Any ERISA Event shall have occurred with respect to a Plan, or any Loan Party or any ERISA Affiliate shall have incurred or be reasonably expected to incur liability under Section 4064 or 4069 of ERISA, and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates incurred or expected to be incurred with respect to Section 4064 or 4069 of ERISA or related to such ERISA Event) exceeds $25,000,000; or
     (j) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000 or requires payments exceeding $5,000,000 per annum; or
     (k) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $25,000,000;
     (l) Any governmental authority or regulatory body shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, enjoins or otherwise restricts the Parent or any of its Subsidiaries in a manner that has a Material Adverse Effect; or
     (m) Any material provision of either Guaranty shall for any reason cease to be valid and binding on any applicable Guarantor or any Guarantor shall so state in writing, but in either case, only if such event could reasonably be expected to have a Material Adverse Effect;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances and the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable and pursue all rights under any Guaranty, whereupon the Advances and the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Parent or any Significant Subsidiary or any Guarantor under the Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, reorganization or other similar debtor relief laws of the United States, the United Kingdom or Bermuda, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
     Section 6.02 Application of Funds. After the exercise of remedies provided for in Section 6.01 (or after the Notes have automatically become immediately due and payable as set forth in Section 6.01), any amounts received on account of the Notes, all interest thereon and all other amounts payable under this Agreement (and with Advances, collectively referred to in this Section 6.02 as the “Obligations”) shall, subject to the provisions of Sections 2.17 and 8.16, be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on any Swing Line Loans, payable only to the Swing Line Lender;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal on any Swing Line Loans, payable only to the Swing Line Lender;
     Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on any of the Advances (other than Swing Line Loans), payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Fifth held by them;
     Sixth, to payment of that portion of the Obligations constituting unpaid principal on any of the Advances (other than Swing Line Loans), ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them;
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE VII
ADMINISTRATIVE AGENT
     Section 7.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower, the Parent nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     Section 7.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 7.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct, provided, such limitation of liability of the Administrative Agent shall not prohibit or limit any cause of action the Borrower may otherwise have against any Lender. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Section 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
     Section 7.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 7.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section; provided, such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and (b) the Swing Line Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents.
     Section 7.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Section 7.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.
     Section 7.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, and all other amounts, due the Lenders and the Administrative Agent under Sections 2.04 and 8.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 8.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting any amount owing by a Loan Party to a Lender or the Administrative Agent or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 7.10 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary of the Borrower or a Subsidiary of the Parent as a result of a transaction permitted hereunder.
     Upon request by the Administrative Agent at any time, the Lenders shall promptly confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 7.10.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 3.01 without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated) or require any Lender to make Advances in any currency other than Dollars or Sterling without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on any Advance, or (subject to clause (iii) of the last proviso to this Section 8.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.07(b);
     (e) change Section 2.15 or Section 6.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
     (g) except in connection with permitted asset sales under Section 5.02(d) and other transactions permitted hereunder and in accordance with Section 7.10 hereof, release any Guarantor from its Guaranty without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

     Section 8.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Parent, the Administrative Agent or the Swing Line Lender, to the address, telecopier number, electronic mail address(es) or telephone number specified for such Person on Schedule 8.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address(es) or telephone number specified for such Lender’s Domestic Lending Office on Schedule I.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder, except for any notice of service of process under Section 8.12 or otherwise which shall be given in writing only as provided by applicable law, may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE

ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Parent, the Administrative Agent, and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Parent, the Administrative Agent and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Swing Line Loan Notices) that the Administrative Agent or such Lender reasonably believes has been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice that the Administrative Agent, such Lender or such Related Party reasonably believes has been given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     Section 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 8.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent, any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or the Notes issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Notes.
     (b) Indemnification by the Borrower. The Borrower agrees to indemnify and hold harmless the Administrative Agent (and each sub-agent thereof), each Lender, each of their respective Affiliates, and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) from and against (i) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees, charges, disbursements and expenses of counsel for any Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or therein, the actual or proposed use of the proceeds of the Advances, or, in the case of the Administrative Agent (and any such sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any other Loan Party, its respective directors, shareholders or creditors or an Indemnified Party or any other Person and regardless of whether any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
     (c) Other Costs. If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made (i) by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(c) or (d), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, (ii) by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.06 as a result of a demand by the Borrower pursuant to Section 8.11, or (iii) as part of a distribution by the Administrative Agent to a Lender as a result of a Commitment Increase pursuant to Section 2.05(c), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance, less the return such Lender reasonably expects to receive on its redeployment of funds.
     (d) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and without regard to the last sentence in the definition of Pro Rata Share Percentage) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.02(e).
     (e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnified Party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except as a result of such Indemnified Party’s gross negligence of willful misconduct.
     (f) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
     (g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section and Sections 2.11 and 2.14 herein shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other obligations of the Borrower and any other Loan Party in connection with any Loan Document.

     Section 8.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
     Section 8.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except by operation of law or to the extent permitted hereunder) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, and (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; (B) and in any case not described in subsection b(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and increments of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not apply to rights of the Swing Line Lender in respect of Swing Line Loans;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund;
     (C) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire and the Administrative Agent shall further deliver such administrative questionnaire to the Borrower.

     (v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower, the Parent or any of the Borrower’s or Parent’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender, any Impacted Lender, any of their respective Subsidiaries, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
     (vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender or Impacted Lender hereunder, no such assignment by such Lender shall be effective unless and until, in addition to the other conditions thereto set forth herein, the applicable assignor or assignee shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all Default Excess and interest accrued thereon attributable to such Defaulting Lender or Impacted Lender, as the case may be.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations it may theretofore have as a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14, and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register the designation, and revocation of designation, of any Lender as a Defaulting Lender or an Impacted Lender of which it has received notice. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, the Parent, the Borrower or any of the Parent’s or the Borrower’s respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.14 and 8.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.
     (e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce

Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Advances pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Swing Line Lender. In the event of any such resignation, the Borrower shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(c). Upon the appointment of a successor and acceptance of such appointment by the successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, as the case may be.
     Section 8.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Parent or the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section actually known to or caused by the disclosing party or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or the Borrower.
     For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any Subsidiary of the Parent relating to the Parent, the Borrower or any such Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any such Subsidiary, provided that, in the case of information received from the Parent, the Borrower or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent, the Borrower or a Subsidiary of either thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws with respect to Lenders subject to such laws and only to the extent such laws are applicable to such Lender.
     Section 8.08 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 8.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 8.10 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing or any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied.
     Section 8.11 Replacement of Lenders. (i) If any Lender requests compensation under Section 2.11, (ii) if the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, (iii) if any Lender is, or within fifteen (15) Business Days of such assignment or delegation was, a Defaulting Lender or an Impacted Lender (in either case, without regard to whether any applicable Impact Period is then in effect), (iv) if any Lender is unable to make Eurocurrency Rate Advances pursuant to Section 2.12, or (v) if any Lender shall fail to provide any consent, or consent to any waiver or amendment, agreed to by the Required Lenders then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

     (a) the Borrower shall have paid (or cause to be paid) to the Administrative Agent the assignment fee specified in Section 8.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) such assignment does not conflict with applicable laws;
     (e) no Default or Event of Default shall have occurred and be continuing; and
     (f) such parties to the assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and the assignee shall deliver to the Administrative Agent an administrative questionnaire.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 8.12 Jurisdiction, Etc.
     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Parent hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Parent c/o the Borrower at its offices at 1555 Peachtree Street N.E., Atlanta, Georgia 30309, Attention: General Counsel (the “Process Agent”), and hereby further agrees that the failure of the Process Agent to give any notice of any such service to the Parent shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) To the extent that either the Parent or the Borrower has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of the Parent and the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.
     Section 8.13 Judgment.
     (a) Rate of Exchange. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Notes in another currency into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase such other currency with Dollars in New York City, New York, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.
     (b) Indemnity. The obligation of the Borrower in respect of any sum due from it to the Administrative Agent or any Lender hereunder or under any Note shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day next succeeding receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in such other currency, the Administrative Agent or such Lender, as the case may be, may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the Dollars so purchased are less than the sum originally due to the Administrative Agent or such Lender in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss, and if the Dollars so purchased exceed the sum originally due to any the Administrative Agent or any Lender in Dollars, the Administrative Agent or such Lender agrees to remit to the Borrower such excess.
     Section 8.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 8.15 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Parent that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     Section 8.16 Defaulting Lenders and Impacted Lenders.
     (a) Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, to the extent permitted by applicable law:
     (i) Waivers and Amendments. During any Impact Period with respect to such Defaulting Lender, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.01.
     (ii) Reallocation of Advance Payments. Until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any payment or prepayment of the Advances of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied, first, to the Advances of other Lenders as if such Defaulting Lender had no Advances outstanding, until such time as the Outstanding Amount of Advances of each Lender shall equal its Pro Rata Share thereof (without giving effect to the last sentence in the definition of Pro Rata Share Percentage), ratably to the Lenders in accordance with their respective Pro Rata Share of Advances being repaid or prepaid; second, to the then outstanding Defaulted Payments (defined below) owed by such Defaulting Lender (and applicable interest thereon), ratably to the Persons entitled thereto, and third, to the posting of Cash Collateral (unless other credit support acceptable to the Administrative Agent has been provided by such Defaulting Lender in lieu thereof) in respect of such Defaulting Lender’s Pro Rata Share (without giving effect to the last sentence in the definition of Pro Rata Share Percentage) of Swing Line Loans, to the Swing Line Lender in accordance with its Fronting Exposure. Any such amounts as are reallocated pursuant to this Section 8.16(a)(ii) that are payable or paid (including pursuant to Section 8.05) to such Defaulting Lender shall be deemed paid to such Defaulting Lender and applied by the Administrative Agent on behalf of such Defaulting Lender, and each Lender hereby irrevocably consents thereto.

     (iii) Other Payments. Until such time as all Defaulted Payments and interest thereon with respect to such Defaulting Lender shall have been paid, the Administrative Agent may (in its discretion and with the irrevocable consent of each Defaulting Lender, which is hereby given) deem any amounts (other than those described in clause (ii) immediately above) thereafter received by the Administrative Agent for the account of such Defaulting Lender (including amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 8.05) to have been paid to such Defaulting Lender and applied on behalf of such Defaulting Lender, first, to the then outstanding Defaulted Payments owed by such Defaulting Lender (and applicable interest thereon) ratably to the Persons entitled thereto, and, second, to the posting of Cash Collateral (unless other credit support acceptable to the Administrative Agent has been provided by such Defaulting Lender in lieu thereof) in respect of such Defaulting Lender’s Pro Rata Share (without giving effect to the last sentence in the definition thereof) of Swing Line Loans, to the Swing Line Lender in accordance with its Fronting Exposure.
     (iv) Certain Fees. With respect to any Defaulting Lender with one or more Defaulted Advances or Defaulted Payments, such Defaulting Lender shall not be entitled to receive any facility fee pursuant to Section 2.04(a) for any Impact Period with respect to such Defaulting Lender except to the extent allocable to the sum of (1) the Outstanding Amount of its Advances and (2) its Pro Rata Share of Swing Line Loans for which either (x) Cash Collateral or other credit support has been provided pursuant to Section 2.03(g), or (y) the Pro Rata Share Percentage of other Lenders has been adjusted pursuant to the last sentence of the definition thereof (and the Borrower shall not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to such Defaulting Lender).
     (v) At the request of the Borrower, such Defaulting Lender may be replaced in accordance with Section 8.11.
     (vi) No assignments otherwise permitted by Section 8.06 shall be made to (A) a Defaulting Lender or Impacted Lender or (B) any of the Subsidiaries or Affiliates of such Person that are themselves Distressed Persons (as defined below).
     (b) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender or an Impacted Lender, then, to the extent permitted by applicable law:
     (i) At the request of the Borrower, such Defaulting Lender or Impacted Lender may be replaced in accordance with Section 8.11.
     (ii) No assignments otherwise permitted by Section 8.06 shall be made to (A) such Defaulting Lender or Impacted Lender or (B) any of the Subsidiaries or Affiliates of such Person that are themselves Distressed Persons (as defined below).
     (c) As used in this Agreement:
     “Default Excess” means, as at the date of computation thereof with respect to any Defaulting Lender, the sum of the amounts of Defaulted Advances and Defaulted Payments of such Lender at such date.

     “Defaulted Advance” has the meaning specified in the definition of “Defaulting Lender.”
     “Defaulted Payment” has the meaning specified in the definition of “Defaulting Lender.”
     “Defaulting Lender” means any Lender that (i) has failed to fund any portion of an Advance (each such Advance, a “Defaulted Advance”) within one (1) Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any Lender (including the Swing Line Lender) any other amount required to be paid by it hereunder, including participations in Swing Line Loans (each such payment, a “Defaulted Payment”) within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (iii) as to which a Distress Event has occurred, in each case for so long as the applicable Impact Period is in effect.
     “Distress Event” means, with respect to any Person (each, a “Distressed Person”), (i) the commencement of a voluntary or involuntary case (or comparable proceeding) with respect to such Distressed Person under the bankruptcy code of the United States or any comparable bankruptcy, insolvency, receivership, reorganization or other debtor relief laws (which, as to any involuntary case or comparable proceeding, has not been dismissed), (ii) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or for any substantial part of such Distressed Person’s assets, (iii) such Distressed Person consummates or enters into a commitment to consummate a forced (in the good faith judgment of the Administrative Agent) liquidation, merger, sale of assets or other transaction resulting, in the good faith judgment of the Administrative Agent, in a change of ownership or operating control of such Distressed Person supported in whole or in part by guaranties, assumption of liabilities or other comparable credit support of (including without limitation the nationalization or assumption of ownership or operating control by) any governmental authority and either the Administrative Agent or the Required Lenders have concluded (in their respective, good faith judgment) that any such event described in this clause (iii) increases the risk that such Distressed Person will incur Defaulted Advances or Defaulted Payments, or (iv)such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any governmental authority applicable to such Distressed Person.
     “Distressed Person” has the meaning specified in the definition of “Distress Event.”
     “Impact Period” means, with respect to any Defaulting Lender or Impacted Lender,
     (i) in the case of any Defaulted Advance, the period commencing on the date the applicable Defaulted Advance was required to be extended to the Borrower under this Agreement and ending on the earlier of the following: (x) the date on which both (A) the related Default Excess with respect to such Defaulting Lender has been reduced to zero (whether by the funding of any Defaulted Advance by such Defaulting Lender, the repayment of Loans by the Borrower, the non-pro-rata application of any prepayment pursuant to Section 8.16(a)(ii) or otherwise) and (B) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (y) the date on which the Borrower, the Administrative Agent and the Required Lenders (not including such Defaulting Lender in any such determination, in accordance with Section 8.16(a)(i)) waive the application of this Section 8.16 with respect to such Defaulted Advances of such Defaulting Lender in writing;
     (ii) in the case of any Defaulted Payment, the period commencing on the date the applicable Defaulted Payment was required to have been paid to the Administrative Agent or other Lender under this Agreement and ending on the earlier of the following: (x) the date on which both (A) such Defaulted Payment has been paid to the Administrative Agent or other Lender, as applicable, together with (to the extent that such Person has not otherwise been compensated by the Borrower for such Defaulted Payment) interest thereon for each day from and including the date such amount is paid but excluding the date of payment, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with its then-applicable policies regarding interbank compensation (whether by the funding of any Defaulted Payment by such Defaulting Lender, the application of any amount pursuant to Section 8.16(a)(iii) or otherwise) and (B) such Defaulting Lender shall have delivered to the Administrative Agent or other Lender, as applicable, a written reaffirmation of its intention to honor its obligations hereunder with respect to such payments; and (y) the date on which the Administrative Agent and any such other Lender waive the application of this Section 8.16 with respect to such Defaulted Payments of such Defaulting Lender in writing;
     (iii) in the case of any Distress Event determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgments) to exist, the period commencing on the date that the applicable Distress Event was so determined to exist and ending on the earlier of the following: (x) the date on which both (A) such Distress Event is determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgments) to no longer exist and (B) such Defaulting Lender or Impacted Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (y) such date as the Borrower and the Administrative Agent mutually agree, in their sole discretion, to waive the application of this Section 8.16 with respect to such Distress Event of such Defaulting Lender or Impacted Lender; provided that, in each case, any Default Excess (including any required interest thereon) and Fronting Exposure arising as a consequence of such Distress Event shall either (1) have been paid in full or otherwise eliminated as herein provided, or (2) each Person entitled to payments or Cash Collateral (or other credit support) in respect thereof shall have waived the receipt thereof; and

     (iv) in the case of any event described in either clause (a) or clause (b) of the definition of “Impacted Lender,” the period commencing on the date that the applicable event or determination occurred and ending on the earlier of the following: (A) the date such event is determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment), in each case with the concurrence of the Swing Line Lender, to no longer exist and (B) such Impacted Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (y) such date as the Administrative Agent and the Swing Line Lender mutually agree, in their sole discretion, to waive the application of this Section 8.16 with respect thereto.
     “Impacted Lender” means any Lender (a) that has given verbal or written notice to the Borrower, the Administrative Agent or the Swing Line Lender, or has otherwise publicly announced, that such Lender is, or believes it will become, or that fails following inquiry from the Administrative Agent or the Swing Line Lender to provide reasonably satisfactory assurance that such Lender will not become, a Defaulting Lender or (b) with respect to which any Distress Event has occurred with respect to any Affiliate of such Lender of which the Lender is a direct or indirect Subsidiary, in each case for so long as the applicable Impact Period is in effect.
     Section 8.17 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Parent, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Parent, the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Parent, the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Parent, the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Parent, the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Parent, the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

     Section 8.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     Section 8.19 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 8.19, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders or Impacted Lenders shall be limited by the bankruptcy code of the United States or any comparable bankruptcy, insolvency, receivership, reorganization or other debtor relief laws, as determined in good faith by the Administrative Agent or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.

BORROWER:

IVZ, INC.

By:

Name:

Title:

PARENT:

INVESCO LTD.

By:

Name:

Title:

CREDIT AGREEMENT
Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

CREDIT AGREEMENT
Signature Page

LENDERS:

BANK OF AMERICA, N.A., as a Lender

By:

Name:

Title:

CREDIT AGREEMENT
Signature Page

[CITIBANK]

By:

Name:

Title:

CREDIT AGREEMENT
Signature Page